Exhibit 10.1

AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into as of the 16th day of March, 2006 by and between AQUILA, INC., a Delaware corporation (“Aquila”; unless otherwise specifically indicated to the contrary, the term “Aquila” shall be deemed to include each of Aquila’s subsidiaries, other Affiliates (as the term “Affiliates” is defined by Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and any other entity in which Aquila has or had a direct or indirect ownership interest); the execution of this Agreement by Aquila shall be deemed to be legally binding upon Aquila and each of Aquila’s subsidiaries and other Affiliates) and KEITH G. STAMM (“You”) (Aquila and You are sometimes referred to herein individually as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, major changes have taken place in the operating environment in which Aquila conducts its business that were not caused by Aquila or You but which nevertheless required Aquila to exit a number of businesses, sell significant assets and make other fundamental changes in its business in order to enhance its liquidity, improve its access to capital resources and stabilize and improve its results of operations through, among other actions, taking steps to reduce costs, streamline the organizational structure and obtain efficiencies in its operations generally;

WHEREAS, You became Aquila’s Chief Operating Officer on or about October 4, 2002 and You have been willing to continue to be employed by Aquila in that capacity through the Resignation Date (as hereinafter defined) in order to help guide Aquila through these difficult changes and have been instrumental in preserving the highest credit rating realistically available to Aquila while undergoing these changes and conducting its business in the present highly challenging operating environment;

WHEREAS, there has been a mutual recognition by You and Aquila of the need to reorganize and streamline Aquila’s executive management structure to address the changes to Aquila’s business and achieve a significant reduction in operating expenses and, in consideration of this Agreement, You will separate your employment with Aquila as provided in Section 1 hereof in order to assist Aquila in realizing these goals;

WHEREAS, in consideration for the respective benefits to be received by the Parties under this Agreement, (i) You desire to release Aquila from certain liabilities arising out of or in connection with Your employment with Aquila and the fixed termination date of your employment as provided herein, and (ii) Aquila desires to release You from certain liabilities to Aquila arising out of or in connection with Your service as an officer and director of Aquila, Your employment with Aquila and the fixed termination date thereof, in each case upon the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the legally binding obligations hereinafter set forth, and for other good and valuable consideration, the receipt and

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sufficiency of which are hereby acknowledged, the Parties represent, warrant and agree as follows:

1.            Resignation. Your position as Chief Operating Officer will be eliminated on April 27, 2007. Consequently, Your employment will be terminated “without cause”, and You will resign as a director, member of board committees, and officer of Aquila, effective on April 27, 2007 (the “Resignation Date”). You further agree to execute all documents that are reasonably necessary to implement Your separation, provided that all such documents are consistent with the terms and conditions of this Agreement and do not impose any greater duties or obligations on You than those contemplated by this Agreement.

2.            Consideration. As consideration for Your execution of this Agreement, Aquila agrees to make the payments and provide the benefits set forth in Exhibit A (whenever any reference to Exhibit A is made in this Agreement such Exhibit A shall be deemed to have been incorporated by reference therein and made a part of the provision in which such reference is made), provide the release and waiver in Section 5 of this Agreement and provide the other rights and obligations set forth in this Agreement.

3.            Employee Benefits. Subject to the terms hereof, the benefits provided under any Aquila-sponsored employee benefit plan (each an “Aquila Benefit Plan”) shall be in accordance with all terms and conditions set forth therein. In the event of any inconsistency between any Aquila Benefit Plan and this Agreement, then this Agreement shall control. No amendment shall be made to any Aquila Benefit Plan after the date first set forth above (“Execution Date”) that shall have any material adverse effect on You unless, notwithstanding any such amendment, You shall be entitled to receive at least the same benefits either there under or pursuant to any other plan established to provide such benefits.

4.            Cooperation By Aquila. Subject to terms hereof, Aquila agrees to provide its reasonable best efforts to cooperate with You in obtaining other employment, including, without limitation, by providing any information within its possession that is not confidential that You request regarding your past activities on behalf of Aquila and various actions and transactions by Aquila while You were employed by Aquila.

5.            Release and Waiver of Claims. In exchange for this Agreement, You (on behalf of You and anyone claiming through or on behalf of You) release Aquila and each of Aquila’s subsidiaries and other Affiliates (as the term “Affiliates” is defined by Rule 12b-2 under the Securities Exchange Act of 1934, as amended), its successors and assigns, and all of their past and present employees, officers, directors, attorneys, stockholders, and agents from any and all claims and potential claims, whether or not matured or contingent, demands and causes of action You have or may have had against any of them arising out of Your service or employment with Aquila through the Resignation Date, relating to matters for which You are or should reasonably be aware as of the date You sign this Agreement below, to the maximum extent permitted by law. This release includes, but is not limited to, any and all claims, demands and causes of action through the Resignation Date which are related to or concern: Your service as a director and officer of Aquila, Your employment and the fixed termination date thereof; attorneys’ fees or costs (except as expressly provided in this Agreement); the Aquila Workforce Transition Program; discrimination under local, state or federal law; the Missouri Service Letter Statute; the

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Age Discrimination in Employment Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans With Disabilities Act; the Employee Retirement Income Security Act; the Family and Medical Leave Act; change in control or severance pay; tort claims including invasion or privacy, defamation, and infliction of emotional distress; disputed wage claims; and all other claims, demands, and causes of action, whether they arise in the United States of America or elsewhere, to the maximum extent permitted by law. This Release does not include (a) any rights or benefits as set forth in this Agreement (including Exhibit A), (b) any rights, benefits or indemnifications that would have otherwise accrued to You from the Company as a result of Your ex-patriot assignment in Australia for the period August 1997 through January 2000, (c) any rights to indemnification under Aquila’s Certificate of Incorporation, Bylaws or any agreement relating to indemnification or any policy of Directors and Officers Insurance, or (d) with respect to claims You are not or reasonably should not have been aware as of the date You sign this Agreement. In exchange for this Agreement, Aquila, its successors and assigns (on behalf of Aquila and Aquila’s subsidiaries and other Affiliates, their successors and assigns and anyone claiming through or on behalf of Aquila or any of Aquila’s subsidiaries or other Affiliates, their successors and assigns), release You, Your heirs, executors, personal representatives, attorneys, agents, successors and assigns, from any and all claims and potential claims, whether or not matured or contingent, demands and causes of action which they have or may have against You or them through the Resignation Date, relating to any actions or failure to act by You during your employment of which Aquila is or should reasonably have been aware as of the date Aquila signs this Agreement below, in each case, to the maximum extent permitted by law. This release includes, but is not limited to, any and all claims, demands and causes of action through the Resignation Date which are related to or concern: Your service as a director or officer of Aquila; Your employment and the fixed termination date thereof; attorneys’ fees or costs; tort claims, including defamation; and all other claims, demands, and causes of action, whether they arise in the United States of America or elsewhere, to the maximum extent permitted by law; except that this Release does not release You 1) of the obligation to comply with Your other obligations under this Agreement, or 2) with respect to claims Aquila is not or should not reasonably have been aware as of the date Aquila signs this agreement.

6.            No Admission of Wrongdoing. This Agreement is not an admission of wrongdoing or liability by You, Aquila, or any of the individuals or entities referenced in Section 5 above and any and all such wrongdoing or liability is expressly denied. Neither of the Parties nor any of the individuals or entities referenced in Section 5 are currently aware of any wrongdoing in liability by the other Party and, instead, this Agreement reflects current business and industry conditions which are unrelated to Your performance prior to entering into this Agreement.

7.            Return of Company Property. Except as otherwise provided by a specific agreement between You and Aquila, You represent that You will have returned all of Aquila’s and Aquila’s Affiliates’ files, records, documents, plans, drawings, specifications, equipment, software, pictures, videotapes, or any property or other items of Aquila or Aquila’s Affiliates in Your possession or concerning the business of Aquila, whether prepared by You or otherwise coming into Your possession or control as of the date You terminate employment. This section does not apply to data or information that is in the public domain, or to property, data or information that You and Aquila agree is immaterial.

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8.            Proprietary Information. You agree that You shall not at any time, except as authorized by the Chairman and CEO of Aquila, communicate, divulge or use, for Your own benefit or for the benefit of any other person, firm, or corporation, any confidential or proprietary information concerning Aquila’s business, including but not limited to Aquila’s operations, services, materials, policies, and the manner in which they are developed, marketed, priced or provided, and such other information regarded as trade secrets or confidential or proprietary information under any applicable law, including without limitation information that is attorney work product or attorney-client privileged. These provisions do not apply to data or information that are compelled to be released by law or judicial process, or to data or information that are in the public domain other than as a result of a breach by You of the terms hereof, or are subsequently released by Aquila to the public domain.

9.            Non-disparagement. Aquila (on behalf of itself and its subsidiaries, other Affiliates and their respective officers, directors, employees and agents) and You each agree not to disparage each other in any way. Further, Aquila (on behalf of itself and its subsidiaries and other Affiliates, officers, directors, employees and agents) and You each agree not to make nor solicit any comments, statements, or the like to the media or to third parties that may be considered defamatory, derogatory or detrimental to the good name or business reputation of the other.

10.          Indemnification. Aquila agrees, to the maximum extent permitted by applicable law, to defend and indemnify You (including, for all purposes of this Section 10, Your heirs, executors, personal representatives, successors and assigns) and pay all costs and expenses as they become due (including, without limitation, any reasonable attorneys’ fees and other legal costs) in any action, suit or proceeding threatened or pending against You as of the Resignation Date or asserted thereafter, and to further defend and indemnify You and pay all costs and expenses as they become due (including, without limitation, any reasonable attorneys’ fees and other legal costs) in any action, suit or proceeding threatened or pending in the future, so long as in each case Your actions which are or may be the subject of such action, suit or proceeding were taken: (i) within the course and scope of Your employment with Aquila or its subsidiaries or Affiliates, or as a director, member of board committees, or officer of Aquila or its subsidiaries or Affiliates (or pursuant to this Agreement); (ii) in good faith and in a manner You reasonably believed to be in or not opposed to the best interests of Aquila or its subsidiaries or Affiliates; and (iii) with respect to any criminal action or proceeding, without any reasonable cause by You to believe Your actions were unlawful; provided, however, that the standard referenced in clause (ii) or (iii) of this provision shall be deemed to have been satisfied if you shall have acted or refrained from acting in accordance with advice provided to You by inside or outside legal counsel to Aquila or its subsidiaries or Affiliates, or any other employee or agent of Aquila or its subsidiaries or Affiliates, reasonably believed by You to be competent to give such advice. As a condition to the foregoing, You agree to notify Aquila of any written claims made against You within fifteen (15) calendar days after You receive personal service by hand delivery of such claims and agree to that (i) Aquila will have the right to assume the defense of such claim (and if Aquila assumes the defense, Aquila will not be liable for any of Your legal or other expenses subsequently incurred by You in connection with such defense, unless there are issues which raise conflicts between you and Aquila), (ii) You will reasonably cooperate and assist Aquila and its agents in any such defense, and (iii) You will not settle any such claim without the prior written consent of Aquila, not to be unreasonably withheld. In accordance with Section 145(e) of

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the Delaware Corporation Law, You agree to promptly repay to Aquila any expenses advanced by Aquila in connection with all indemnified matters if it shall ultimately be determined that You are not entitled to be indemnified against such expenses. In addition, to the same extent provided to other officers and directors Aquila shall maintain, at its cost and expense, officers’ and directors’ liability insurance covering You with respect to the time period that you served as an officer or director of Aquila or any subsidiary or other Affiliate of Aquila.

11.          Remedies for Breach of this Agreement. If either You or Aquila believes that the other Party to this Agreement has breached its obligations under this Agreement, then the Party claiming a breach will provide notice to the other Party, in writing, including a statement of the specific manner in which the Party believes that this Agreement has been breached. If the breach is not cured, or cannot reasonably be cured, within thirty (30) days following notice, then the Parties, subject to Section 14, and at their respective options, will be entitled to proceed as follows:

(a)          If Aquila materially breaches any provision of this Agreement, then You may pursue any available remedies for such breach, including but not limited to recovery of Your reasonable costs and attorneys’ fees.

(b)          If You materially breach any provision of this Agreement, and Aquila has not also materially breached this Agreement, then Aquila will be entitled to immediately cease all remaining payments and benefits under this Agreement and, in the event of Your breach of Section 8 or 9 of this Agreement, any actual damages (excluding consequential, incidental or punitive damages) suffered by Aquila as a result thereof. Aquila may also pursue any other available remedies for such breach, including but not limited to recovery of its reasonable costs and attorneys’ fees.

12.          Tax Considerations. You acknowledge that no representations have been made to You by Aquila, Aquila’s Affiliates, or other agents or legal counsel regarding the tax implications of any payments made pursuant to this Agreement. All liability for the employee’s share of federal, state, and local taxes (including FICA) remains with You, unless otherwise agreed to in writing by Aquila, and Aquila shall deduct withholdings in the minimum amount required under applicable tax laws, rules or regulations from the consideration payable under this Agreement.

13.          Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Missouri without regard to the choice of law principles thereof.

14.          Knowing Execution/Binding Arbitration. You acknowledge that You knowingly and voluntarily executed this Agreement. You have had the opportunity to review the Agreement and consult with an attorney. Aquila has made no other promise, inducement or agreement not expressed in this Agreement. You and Aquila agree that if a dispute arises out of or is related to this Agreement or Your employment by Aquila, other than a dispute regarding the obligations under Sections 8 or 9, such dispute shall, if not earlier resolved by negotiations of the parties or in accordance with Section 11, be submitted to binding arbitration under the Employment Section Rules of the American Arbitration Association, or the mutually agreed equivalent. Following the 30-day period described in Section 11 above, either party may provide written

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notice to the other party that the dispute is not able to be resolved by negotiation and such notifying party shall then contact the American Arbitration Association for appointment of an arbitrator to resolve such dispute. Any arbitration hearing shall take place in Kansas City, Missouri. In addition to all other remedies otherwise available to Aquila or to You, Aquila and You shall have the right to injunctive relief to restrain and enjoin any actual or threatened breach by the other party of any provisions of Sections 8 or 9.

15.          Entire Agreement. This Agreement, including Exhibit A, contains the entire agreement of the parties with respect to the matters contemplated by this Agreement, and supersedes, cancels and replaces any prior agreements (including the Severance Compensation Agreement dated July 8, 2005) or understandings, whether oral or written, with respect to the subject matter of this Agreement.

16.          Authorship. This Agreement will not be construed against either party due to authorship.

17.          Severability. If any provision of this Agreement or the application thereof to any party or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

18.          Successors and Assigns. This Agreement is binding on and inures to the benefit of Aquila and its subsidiaries and other Affiliates and their successors and assigns and You and Your heirs, executors, personal representatives, successors and assigns, except that any services to be provided by You under this Agreement shall only be performed by You.

19.          Notice. Any notice required by this Agreement shall be duly given if delivered, in writing, in person or by certified, first-class mail (a) if to Aquila, Inc., to the Chief Administrative Officer at 20 West 9th Street, Kansas City, Missouri 64105, and (b) if to You, at Your current residence address. Either Party shall give notice to the other Party of any change of address for purposes of notices to such Party under this Agreement.

20.          Amendment and Waivers. Except as otherwise expressly set forth in this Agreement, (a) any term of this Agreement may be amended only with the written consent of each Party, and (b) a Party’s observance of any term of this Agreement may be waived (either generally or in a particular instance and whether retroactively or prospectively) only by written consent of the other Party. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition, or provision.

21.          Press Releases and Other Public Disclosures. Aquila agrees to provide you with a draft of any press release, report or other disclosure to be filed or furnished to the Securities and Exchange Commission or any other governmental authority, or any other public disclosure to be made by Aquila, any subsidiary or other Affiliate of Aquila or any of their respective directors, officers, employees or agents which addresses, directly or indirectly, this Agreement, the subject matter thereof, the background leading thereto and any matter related to any of the foregoing

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public disclosure in order to enable You to review and comment on the form and content thereof for a period of at least forty-eight (48) hours prior to public release or filing.

22.          No Mitigation. You shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking or obtaining other employment, consulting work or other work of any type, and You shall not be required to pay Aquila any amounts You may receive from such alternative employment, consulting or other work.

23.          Consideration and Revocation Periods. You received this Agreement on or about the date set forth in the first paragraph of this Agreement. You have twenty-one (21) calendar days, after the date You received this Agreement and the attached Exhibit A, within which to consider this Agreement, sign it, and return it to Aquila. Aquila has advised You that You may consult with an attorney prior to signing this Agreement. You may revoke this Agreement within seven (7) calendar days after You sign it by returning written revocation in that time to Aquila, Inc., Senior Vice President and Chief Administrative Officer, 20 W. 9th, Attention: Leo Morton, Kansas City, MO 64105. The Agreement is effective and enforceable on the eighth (8th) calendar day following the date You sign the Agreement.

24.          Due Authorization. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Aquila and its subsidiaries and other Affiliates and constitutes a binding obligation of Aquila and its subsidiaries and other Affiliates enforceable against Aquila and its subsidiaries and other Affiliates in accordance with its terms.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION THAT MAY BE ENFORCED BY THE PARTIES.

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Remainder of Page Left Intentionally Blank

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year first above written.

KEITH G. STAMM	AQUILA, INC. (for itself and on behalf of its subsidiaries and other Affiliates)
Signature: /s/ Keith G. Stamm	By: /s/ Irv Hockaday
Date 3/16/07	Name: Irv Hockaday Title: Chairman of Compensation and Benefits Committee of the Board of Directors Date 3/16/07

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Exhibit A

Comp. / Benefit	Action	Keith Stamm
Severance Payment Base salary:	You will receive 24 months of severance at Your current base salary less applicable taxes paid in bi-weekly installments of $17,307.69, beginning April 28, 2007 through April 28, 2009, if you have not revoked this Agreement as provided in Section 23.	$900,000
Annual Variable Compensation Plan	A lump sum payment of $450,000, less applicable taxes, which represents 2 x 2007 market target bonus, shall be paid in cash to You on May 4, 2007, if you have not revoked this Agreement as provided in Section 23.	$450,000
Outplacement Service

You shall be reimbursed for reasonable outplacement service expenses incurred with such expenses payable as soon as possible but in no event later than the end of the second calendar year following the year of the Resignation Date. In the event You choose not to use these outplacement services You may elect to take a net of tax, lump sum payment of $35,000 payable within thirty (30) days of written notice by You to Aquila, provided notice of your election to take such lump sum payment shall be made no later than December 15, 2007. Such lump sum payment shall not be made later than two and one-half months following the end of the calendar year of the Resignation Date.

		$35,000
Discretionary Cash	Cash payment made to address issues and incidentals of the severance process will be paid to you on May 4, 2007 if you have not revoked this Agreement as provided in Section 23.	$103,810
Benefits
Vacation	Your vacation balance will be calculated as your last day of employment with Aquila and will be paid in lump sum on May 4, 2007, if you do not revoke this Agreement as provided in Section 23.	$38,078
BeneFlex

BeneFlex benefits (includes medical, dental, vision, flexible spending accounts, life and AD&D insurance) through the earlier of March 31, 2008 or until covered by another employer’s plan having at least equivalent benefits. COBRA continuation coverage of medical, dental and vision coverage at 102% of the company’s cost is available for 18 months after March 31, 2008.

		Plan Provisions apply
Executive Physical	Eligible for executive physical in 2007 and 2008, to be used by March 15, 2008.	Approximately $2,500 per year
Pension	Payable at age 62 with accrued service through termination (Can retire at 55). Subject to the provisions of Section 3 of this agreement.	Plan provisions apply.
SERP

SERP benefit will be calculated to include age and service through April 28, 2009. Estimated SERP payment of $5,582.26/month commencing 1/1/2015. Subject to the provisions of Section 3 of this agreement.

		Plan provisions apply
401(k)/ESCP	Plan provisions apply, subject to the provisions of Section 3 of this Agreement. May maintain account until age 70 ½ or rollover to IRA.	Plan provisions apply.
Capital Accumulation Plan	Plan provisions apply, subject to the provisions of Section 3 of this agreement.	Plan provisions apply.

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